Exhibit 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES

SENIOR NOTE OFFERING

BLAIRSVILLE, GA – July 30, 2015 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”), the holding company of United Community Bank, today announced its plans to issue senior notes due 2022 and senior notes due 2027 (collectively, the “Notes”) in an underwritten public offering.

U.S. Bancorp Investments, Inc. is acting as the sole book-running manager for the offering. FIG Partners, LLC and SunTrust Robinson Humphrey are acting as co-managers for the offering.

United intends to use the net proceeds from this offering for the financing of the cash consideration payable by United in connection with its acquisition of Palmetto Bancshares, Inc. and its wholly-owned bank subsidiary The Palmetto Bank, and for general corporate purposes, which may include the potential repayment or redemption of trust preferred securities and other indebtedness and other acquisitions.

The offering is subject to market conditions, and there can be no assurance as to whether the offering will be completed, or as to the actual size or terms of the offering.

A shelf registration statement relating to the public offering of the Notes was filed previously by United with the Securities and Exchange Commission (“SEC”) and is effective. A prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. The offering may be made only by means of a prospectus and a related prospectus supplement and pricing supplement, copies of which may be obtained, when available, from U.S. Bancorp Investments, Inc., by calling (877) 558-2607.

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This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities of United, nor shall there by any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About United Community Banks, Inc.

United Community Banks, Inc. (UCBI) is a bank holding company based in Blairsville, Georgia, with $8.2 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast’s largest full-service banks, operating 114 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. A full range of consumer and commercial banking services includes mortgage, advisory, treasury management and other products. In 2014 and 2015, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power and in 2015 was ranked fourteenth on the Forbes list of America’s Best Banks. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by federal securities laws, including statements about United’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some of the risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the Securities and Exchange Commission including its 2014 Annual Report on Form 10-K under the sections entitled “Forward-Looking Statements” and “Risk Factors.” Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

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